Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

February 27, 2017

Financial Engines, Inc.

1050 Enterprise Way, 3rd Floor

Sunnyvale, CA 94089

Re: Registration Statement on Form S-8

Ladies and Gentlemen: We are acting as counsel for Financial Engines, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 9,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to matters governed by the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP